EXHIBIT 21
                                                 ----------

                                           LISTING OF SUBSIDIARIES


There are six active subsidiaries of the Company:

                                                                       Name Under which
      Name of Subsidiary      Jurisdiction of Incorporation        Subsidiary Does Business
      ------------------      -----------------------------        ------------------------
Bontex S.A.                             Belgium                                Same

Bontex Italia s.r.l.                     Italy                                 Same

Bontex, Inc.                        Virgin Islands                             Same

Bontex de Mexico                        Mexico                                 Same

Bontex Canada                           Canada                                 Same

Bontex Sdn Bhd                         Malaysia                                Same